Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2024 RESULTS; SETS 2025 GUIDANCE

BRENTWOOD, Tenn., March 3, 2025 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners” or the “Company”), a leading short-stay surgical facility owner and operator, today announced results for the fourth quarter and full year ended December 31, 2024.
Fourth Quarter and Full Year 2024 Financial Highlights
(All comparisons are year-over-year unless otherwise noted)
•Revenue increased 17.5% for the fourth quarter and 13.5% for the full year
◦Same-facility revenues increased 5.6% for the fourth quarter and 8.0% for the full year
◦Same-facility cases increased 5.1% for the fourth quarter and 3.9% for the full year
•Net loss attributable to Surgery Partners, Inc. was $108.5 million for the fourth quarter and $168.1 million for the full year
◦Adjusted EBITDA increased 15.1% to $163.8 million for the fourth quarter
◦Adjusted EBITDA increased 16.0% to $508.2 million for the full year
•Full year 2024 Adjusted EBITDA margin grew 30 basis points to 16.3%
2025 Guidance
•Full year 2025 revenue expected to be in the range of $3.30 billion to $3.45 billion and Adjusted EBITDA expected to be in the range of $555 million to $565 million
Eric Evans, Chief Executive Officer, stated, “We are pleased to report another year of mid-teens growth, while continuing to expand margin. Our 2024 results are a continuation of the Company's consistent and predictable organic growth, with same-facility revenue growth of 8.0%. During 2024 we deployed nearly $400 million on accretive acquisitions and opened eight de novo facilities to further expand our portfolio of high quality, short-stay surgical facilities offering exceptional value to our patients, health plans, and the communities we serve. I would like to thank my colleagues as well as our physician partners for once again delivering excellent results and for positioning Surgery Partners for sustained success in 2025 and beyond.”
Dave Doherty, Chief Financial Officer, commented, “We are pleased to deliver these fourth quarter and full year results, which reflect our disciplined management approach, strong underlying business fundamentals and the benefits of our multi-year growth investments. We enter 2025 with a liquidity position of over $770 million, which enhances our confidence and ability to continue to fund accretive M&A without the need to access the capital markets.”
Fourth Quarter 2024 Results
Revenues for the fourth quarter of 2024 increased 17.5% to $864.4 million as compared to $735.4 million for the fourth quarter of 2023. Same-facility revenues for the fourth quarter of 2024 increased 5.6% as compared to the same period in prior year, with a 0.5% increase in revenue per case and a 5.1% increase in same-facility cases. For the fourth quarter of 2024, the Company’s Adjusted EBITDA was $163.8 million, compared to $142.3 million for the same period in 2023. The net loss attributable to Surgery Partners, Inc. for the fourth quarter of 2024 includes a non-cash valuation allowance against our deferred tax assets as a result of a technical accounting requirement. The Company is not expected to pay federal income taxes until 2029.
Full Year 2024 Results
Full year revenues for 2024 increased 13.5% to $3.1 billion as compared to $2.7 billion for the full year 2023. Same-facility revenues for the full year 2024 increased 8.0% as compared to the same period in prior year, with a 4.0% increase in revenue per case and a 3.9% increase in same-facility cases. For the full year 2024, the Company’s Adjusted EBITDA was $508.2 million, compared to $438.1 million in 2023.

Liquidity
Surgery Partners had cash and cash equivalents of $269.5 million and $501.5 million of borrowing capacity under its revolving credit facility as of December 31, 2024. Cash flows from operating activities was $111.4 million for the fourth quarter of 2024, compared to $62.6 million for the same period in 2023. The year-over-year change is due to operational growth and working capital improvements.
Full year 2024 operating cash flows were $300.1 million compared to $293.8 million in 2023.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 3.7x at the end of the fourth quarter of 2024.
2025 Outlook
The Company projects full year 2025 revenue to be in the range of $3.30 billion to $3.45 billion and Adjusted EBITDA to be in the range of $555 million to $565 million. Our guidance reflects approximately $11 million of Adjusted EBITDA related to divestitures that occurred late in the fourth quarter of 2024.
Conference Call Information
Surgery Partners will hold a conference call today, March 3, 2025 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13751533. The replay will be available until March 17, 2025.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 31 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired or developed businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring or operating surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, and Adjusted EBITDA related to unconsolidated affiliates, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenues	$864.4	$735.4	$3,114.3	$2,743.3
Operating expenses:
Salaries and benefits	240.7	201.4	907.5	793.8
Supplies	223.0	195.2	812.9	745.0
Professional and medical fees	91.1	76.9	357.1	296.8
Lease expense	22.0	20.6	89.5	84.9
Other operating expenses	54.0	47.7	201.7	175.3
Cost of revenues	630.8	541.8	2,368.7	2,095.8
General and administrative expenses	36.0	20.9	138.7	120.9
Depreciation and amortization	33.9	31.1	152.6	118.1
Transaction and integration costs	34.0	24.4	100.1	61.7
Net loss on disposals, consolidations and deconsolidations	19.1	6.9	40.6	14.4
Equity in earnings of unconsolidated affiliates	(7.2)	(4.8)	(19.5)	(14.2)
Litigation settlement	—	2.5	(0.8)	10.6
Loss on debt extinguishment	—	15.5	5.1	15.5
Other income, net	(9.3)	(4.3)	(20.0)	(7.5)
	737.3	634.0	2,765.5	2,415.3
Operating income	127.1	101.4	348.8	328.0
Interest expense, net	(52.9)	(48.7)	(201.7)	(193.0)
Income before income taxes	74.2	52.7	147.1	135.0
Income tax (expense) benefit	(120.8)	(6.0)	(134.6)	0.3
Net (loss) income	(46.6)	46.7	12.5	135.3
Less: Net income attributable to non-controlling interests	(61.9)	(47.7)	(180.6)	(147.2)
Net loss attributable to Surgery Partners, Inc.	$(108.5)	$(1.0)	$(168.1)	$(11.9)

Net loss per share attributable to common stockholders
Basic	$(0.86)	$(0.01)	$(1.33)	$(0.09)
Diluted (1)	$(0.86)	$(0.01)	$(1.33)	$(0.09)
Weighted average common shares outstanding
Basic	126,209	125,774	126,122	125,613
Diluted (1)	126,209	125,774	126,122	125,613
(1)The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	December 31, 2024	December 31, 2023

Balance Sheet Data (at period end):
Cash and cash equivalents	$269.5	$195.9
Total current assets	1,119.4	895.0
Total assets	7,890.0	6,876.7

Current maturities of long-term debt	101.4	73.3
Total current liabilities	624.4	523.0
Long-term debt, less current maturities	3,268.9	2,701.8
Total liabilities	4,254.8	3,514.8

Non-controlling interests—redeemable	438.8	327.4

Total Surgery Partners, Inc. stockholders' equity	1,789.7	1,987.2
Non-controlling interests—non-redeemable	1,406.7	1,047.3
Total stockholders' equity	3,196.4	3,034.5

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$111.4	$62.6	$300.1	$293.8
Investing activities	(111.7)	(58.1)	(488.5)	(225.6)
Purchases of property and equipment	(22.3)	(19.8)	(90.4)	(88.8)
Payments for acquisitions, net of cash acquired	(87.6)	(31.2)	(378.8)	(80.0)
Purchases of equity investments	—	(0.1)	(1.7)	(50.3)
Financing activities	48.0	(44.6)	262.0	(155.2)
Distributions to non-controlling interest holders	(48.1)	(35.1)	(170.5)	(146.1)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Other Data:
Number of surgical facilities as of the end of period	161	162	161	162
Number of consolidated surgical facilities as of the end of period	118	123	118	123

Cases	174,185	153,193	656,732	605,846
Revenue per case	$4,963	$4,800	$4,742	$4,528
Adjusted EBITDA (1)	$163.8	$142.3	$508.2	$438.1
Adjusted EBITDA margin (2)	18.9%	19.4%	16.3%	16.0%
Adjusted net income per share attributable to common stockholders - Basic (1)	$0.44	$0.45	$0.94	$1.01
Adjusted net income per share attributable to common stockholders - Diluted (1)	$0.44	$0.44	$0.93	$1.00
(1)A reconciliation of these non-GAAP financial measures appears below.
(2)Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Same-facility Information (1):
Cases	183,333	171,625	678,453	648,077
Case growth	6.8%	N/A	4.7%	N/A
Revenue per case	$5,077	$5,053	$4,604	$4,429
Revenue per case growth	0.5%	N/A	4.0%	N/A
Number of work days in the period	62	61	254	252
Case growth (days adjusted)	5.1%	N/A	3.9%	N/A
Revenue growth (days adjusted)	5.6%	N/A	8.0%	N/A

(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).
SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Income before income taxes	$74.2	$52.7	$147.1	$135.0

Net income attributable to non-controlling interests	(61.9)	(47.7)	(180.6)	(147.2)
Interest expense, net	52.9	48.7	201.7	193.0
Depreciation and amortization	33.9	31.1	152.6	118.1
Equity-based compensation expense	6.2	4.5	33.3	17.7
Transaction, integration and acquisition costs (1)	36.8	26.1	108.0	64.9
Net loss on disposals, consolidations and deconsolidations	19.1	6.9	40.6	14.4
Litigation settlements and regulatory change impact (2)	1.6	3.6	3.1	17.5
Loss on debt extinguishment	—	15.5	5.1	15.5
Undesignated derivative activity	—	—	—	0.6
Other (3)	1.0	0.9	(2.7)	8.6
Adjusted EBITDA (4)	$163.8	$142.3	$508.2	$438.1
(1)This amount includes transaction and integration costs of $34.0 million and $24.4 million for the three months ended December 31, 2024 and 2023, respectively. The $34.0 million for the three months ended December 31, 2024, includes approximately $7.9 million of costs associated with evaluating strategic alternatives. This amount further includes start-up costs related to de novo surgical facilities of $2.8 million and $1.7 million for the three months ended December 31, 2024 and 2023, respectively.

This amount includes transaction and integration costs of $100.1 million and $61.7 million for the year ended December 31, 2024 and 2023, respectively. The $100.1 million for the year ended December 31, 2024, includes approximately $10.7 million of costs associated with evaluating strategic alternatives. This amount further includes start-up costs related to de novo surgical facilities of $7.9 million and $3.2 million for the year ended December 31, 2024 and 2023, respectively.
(2)This amount includes a litigation settlement loss of $2.5 million for the three months ended December 31, and 2023. This amount also includes other litigation costs of $1.6 million and $1.1 million for the three months ended December 31, 2024 and 2023, respectively.
This amount includes a litigation settlements gain of $0.8 million and a loss of $10.6 million for the year ended December 31, 2024 and 2023, respectively. This amount also includes other litigation costs of $3.9 million and $2.5 million for the year ended December 31, 2024 and 2023, respectively. Additionally, the year ended December 31, 2023 includes $4.4 million related to the impact of recent changes in Florida law regarding the use of letters of protection.
(3)For the three months ended December 31, 2024 and 2023, this amount includes fair value changes of undesignated derivatives.
This amount includes fair value changes of undesignated derivatives for the years ended December 31, 2024 and 2023.

(4)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$7.0	$7.0	$27.0	$23.4
Equity in earnings of unconsolidated affiliates (2)	7.2	4.8	19.5	14.2
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	2.2	0.8	5.1	2.1
Adjusted EBITDA related to unconsolidated affiliates	$16.4	$12.6	$51.6	$39.7
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Start-up costs related to de novo surgical facilities are included in Transaction, integration and acquisition costs in the Adjusted EBITDA reconciliation table above.
From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and management does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and the Company's Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.

The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net income attributable to common stockholders used to calculate adjusted net income per share attributable to common stockholders:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Consolidated Statements of Operations Data:
Net income	$(46.6)	$46.7	$12.5	$135.3
Plus (minus):
Net income attributable to non-controlling interests	(61.9)	(47.7)	(180.6)	(147.2)
Equity-based compensation expense	6.2	4.5	33.3	17.7
Transaction, integration and acquisition costs	36.8	26.1	108.0	64.9
Net loss on disposals, consolidations and deconsolidations	19.1	6.9	40.6	14.4
Litigation settlements and regulatory change impact	1.6	3.6	3.1	17.5
Loss on debt extinguishment	—	15.5	5.1	15.5
Change in valuation allowance on deferred tax assets (1)	99.5	—	99.5	—
Other	1.0	0.9	(2.7)	8.6
Adjusted net income attributable to common stockholders	$55.7	$56.5	$118.8	$126.7

Adjusted net income per share attributable to common stockholders
Basic	$0.44	$0.45	$0.94	$1.01
Diluted	$0.44	$0.44	$0.93	$1.00
Weighted average common shares outstanding
Basic	126,209	125,774	126,122	125,613
Diluted	127,609	127,089	127,627	127,122
(1)This amount includes the impact of changes in the valuation allowance on deferred tax assets as of December 31, 2024, related to technical accounting requirements. The Company made income tax payments of $1.6 million and $1.4 million for the years ended December 31, 2024 and 2023, respectively. In each of these periods the income tax payments related to states in which the Company does not have a NOL to offset taxable income. During the years ended December 31, 2024 and 2023, the Company made no federal income tax payments due to the utilization of its NOL carryforwards.

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com